EXHIBIT 99.8

AGREEMENT AND PLAN OF MERGER
OF
SALMON EXPRESS, INC.
(A NEVADA CORPORATION)
WITH
AND INTO
MICROMED CARDIOVASCULAR, INC.
(A DELAWARE CORPORATION)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this ___day of _______ 2005, by and between SALMON EXPRESS, INC., a Nevada corporation (“SALMON”) and MICROMED CARDIOVASCULAR, INC., a Delaware corporation (“MICROMED”), is made with respect to the following facts.

RECITALS

WHEREAS, SALMON is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, MICROMED is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the respective Boards of Directors for SALMON and MICROMED have determined that, for purposes of effecting the reincorporation of SALMON in the State of Delaware, it is advisable and to the advantage of said two corporations and their stockholders that SALMON merge with and into MICROMED so that MICROMED is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors SALMON and MICROMED, the stockholders of SALMON, and the sole stockholder of MICROMED have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I - THE MERGER

1.1 The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 below), SALMON shall be merged with and into MICROMED, subject to and upon the terms and conditions provided in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable provisions of the General Corporation Law of the State of Nevada (the “NGCL”), and the separate existence of SALMON shall cease. MICROMED shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the DGCL.

1.2 Constituent Corporations. The name, address, jurisdiction of organization and governing law of each of the constituent corporations is as follows:

(a)  SALMON, a corporation organized under and governed by the laws of the State of Nevada with an address of 6604 Topaz Dr., Vernon, BC Canada; and

(b)  MICROMED, a corporation organized under and governed by the laws of the State of Delaware with an address of 8965 Interchange Drive, Houston, Texas 77054.

1.3  Surviving Corporation. MICROMED, a corporation organized under the laws of the State of Delaware, shall be the surviving corporation.

1.4  Address of Principal Office of the Surviving Corporation. The address of MICROMED, as the Surviving Corporation, shall be 8965 Interchange Drive, Houston, Texas 77054.

1.5  Effective Time. The Merger shall become effective (the “Effective Time”), on the date upon which the last of the following shall have been completed:

(a)  This Agreement and the Merger shall have been adopted and recommended to the stockholders of SALMON by the Board of Directors of SALMON and approved by a majority voting power of SALMON, in accordance with the requirements of NGCL;

(b)  This Agreement and the Merger shall have been adopted and recommended to the stockholders of MICROMED by the Board of Directors of MICROMED and approved by a majority voting power of MICROMED, in accordance with the requirements of DGCL;

(c)  The effective date of the Merger as stated in the executed Articles of Merger filed with the Secretary of State for the State of Nevada; and

(d)   An executed Certificate of Merger (the “Certificate of Merger”) or an executed counterpart to this Agreement meeting the requirements of DGCL shall have been filed with the Secretary of State of the State of Delaware.

1.6   Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the NGCL. Without limiting the foregoing, from and after the Effective Time, all the property, rights, privileges, powers and franchises of SALMON shall vest in MICROMED, as the Surviving Corporation, and all debts, liabilities and duties of SALMON shall become the debts, liabilities and duties of MICROMED, as the Surviving Corporation.

1.7  Certificate of Incorporation; Bylaws.

(a)    From and after the Effective Time, the Certificate of Incorporation of MICROMED shall be the Certificate of the Incorporation of the Surviving Corporation; and

(b)    From and after the Effective Time, the Bylaws of MICROMED, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.8  Officers and Directors. The officers of MICROMED immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their resignation, removal or death. The directors of MICROMED immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II- CONVERSION OF SHARES
2.1  Conversion of Common Stock of SALMON. At the Effective Time by virtue of the Merger and without any action on part of the holders of any outstanding shares of SALMON, each share of common stock of SALMON, par value of $.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of MICROMED’s common stock, $.001 par value per share (the “Common Stock”).

2.2  SALMON Options, Stock Purchase Rights, Convertible Securities

(a)    From and after the Effective Time, the Surviving Corporation shall assume the obligations of SALMON under, and continue, the option plans (including, without limitation, the MicroMed Technology, Inc. 1997 Stock Option Plan and the MicroMed Technology, Inc. 2005 Stock Option Plan) and all other employee benefit plans of SALMON. Each outstanding and unexercised option, other right to purchase, or security convertible into or exercisable for, SALMON Common Stock (a “Right”) shall become, subject to the provisions in paragraph (c) hereof, an option, right to purchase or a security convertible into the Surviving Corporation’s Common Stock, on the basis of one share of the Surviving Corporation’s Common Stock for each one share of SALMON common stock issuable pursuant to any such Right, on the same terms and condition and at an exercise price equal to the exercise price applicable to any such SALMON from and after the Effective Time. This paragraph 2.2(a) shall not apply to currently issued and outstanding SALMON Common Stock. Such Common Stock is subject to paragraph 2.1 hereof.

(b)    A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options and convertible securities equal to the number of shares of SALMON Common Stock so reserved immediately prior to the Effective Time. In addition, no “additional benefits” (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

2.3  Characterization of Merger. For federal income tax purposes, the conversion of interests in SALMON pursuant to this Article III shall be deemed a reorganization and mere change in place of organization pursuant to section 368 (a)(1) (F) of the Internal Revenue Code of 1986.

ARTICLE III - TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

3.1  Transfer, Conveyance and Assumption. At the Effective Time, MICROMED shall continue in existence as the Surviving Corporation, and without further action on the part of SALMON or MICROMED, succeed to and possess all the rights, privileges and powers of SALMON , and all the assets and property of whatever kind and character of SALMON shall vest in MICROMED without further act or deed. Thereafter, MICROMED, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of SALMON, and any claim or judgment against SALMON may be enforced against MICROMED as the Surviving Corporation, in accordance with Section 259 of the DGCL.

3.2  Further Assurances. If at any time MICROMED shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of SALMON, or otherwise to carry out the provisions hereof, officers of SALMON as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in MICROMED and otherwise to carry out the provisions hereof.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
OF SALMON

SALMON represents and warrants to MICROMED as follows:

4.1  Validity of Actions. SALMON (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of SALMON. SALMON has received all necessary authorization to enter into this Agreement, and this Agreement is a legal, valid and binding obligation of SALMON, enforceable against SALMON in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of SALMON’s Articles of Incorporation or Bylaws, nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which SALMON is a party or by which it or its assets may be bound, or cause a breach of any applicable Federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE V - REPRESENTATIONS AND WARRANTIES
OF MICROMED

MICROMED represents and warrants to SALMON as follows:

5.1  Validity of Actions. MICROMED (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of MICROMED, and MICROMED has received all necessary authorization. This Agreement is a legal, valid and binding obligation of MICROMED, enforceable against MICROMED in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Amended and Restated Certificate of Incorporation or Bylaws of MICROMED nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which MICROMED is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE VI - FURTHER ACTIONS

6.1  Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII - CONDITIONS TO THE MERGER

The obligation of MICROMED and of SALMON to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

7.1  Bring Down. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at, and as of, the Effective Time as if then made (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date) as of the Effective Time.

7.2  No Statute, Rule or Regulation Affecting. At the Effective Time, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

7.3  Satisfaction of Conditions. All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VIII - TERMINATION; AMENDMENT; WAIVER

8.1  Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, by mutual consent of the Board of Directors of MICROMED and the Board of Directors of SALMON.

8.2  Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, such amendment to be approved by the Board of Directors of SALMON agreeing to such amendment with MICROMED.

8.3  Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE IX - MISCELLANEOUS

9.1  Expenses. If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by MICROMED.

9.2  Notice. Except as otherwise specifically provided, any notices to be given hereunder shall be in writing and shall be deemed given upon personal delivery or upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses shall be specified in any notice given):

In the case of MICROMED:

MICROMED CARDIOVASCULAR, INC.
8965 Interchange Drive
Houston, Texas 77054.

In the case of SALMON:

SALMON EXPRESS, INC.
6604 Topaz Dr.
Vernon, BC Canada

9.3  Non-Assignability. This Agreement shall not be assignable by any of the parties hereto.

9.4  Entire Agreement. This Agreement contains the parties’ entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

9.5  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

9.6  Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

9.7  Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

9.8  Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

SALMON EXPRESS, INC., a Nevada Corporation

By:

Name: Pete Smith, Sr. Title: President

MICROMED CARDIOVASCULAR, INC., a Delaware Corporation

Date:	By:

Name: Travis E. Baugh Title: President and Chief Executive Officer